Exhibit 99.1

FOXHOLLOW TECHNOLOGIES ANNOUNCES MANAGEMENT

TRANSITION

Announces Retirement of Chief Executive Officer and

Appointment of Interim Chief Executive Officer;

Reaffirms 2005 Revenue Guidance

REDWOOD CITY, Calif., December 12, 2005—FoxHollow Technologies, Inc. (FOXH), which manufactures and markets the SilverHawk™ Plaque Excision System, today announced that Robert W. Thomas, its President and Chief Executive Officer, has informed the Company’s Board of Directors that he will be retiring effective January 1, 2006. Dr. John Simpson, founder of FoxHollow and its Chairman of the Board, will replace Mr. Thomas as interim Chief Executive Officer. The Company has commenced a search for a permanent replacement for Mr. Thomas as Chief Executive Officer.

Mr. Thomas, who joined FoxHollow in 1998 as Vice President of Operations and was named Chief Executive Officer and a member of the Board of Directors in 2000, will also be leaving the Board of Directors but intends to continue with the Company as a consultant.

“During his tenure, Robert has done an excellent job of taking FoxHollow from a start-up enterprise to a fast-growing public company that is now a leader in the treatment of peripheral artery disease. Among Robert’s many contributions to the Company, I credit him with building a great organization and developing a peripheral application for a technology that was first intended for other uses,” Dr.Simpson said.

“I have maintained a very active role with the Company and look forward to leading our outstanding group of senior management until we have named a replacement. We will be looking for a permanent chief executive officer who has extensive leadership experience and who can lead the Company through its next stage of growth,” Dr. Simpson continued.

“I am very proud of what we have accomplished at FoxHollow. We are saving patients’ lives and improving the quality of their lives with the SilverHawk. We have built a strong company with talented and dedicated employees. I am confident that John and the management team will continue to realize the exciting potential for FoxHollow,” Mr.Thomas added.

The Board of Directors has formed a management leadership committee comprised of the Chief Financial Officer, Chief Operating Officer, Vice President of Corporate Development and Investor Relations, and Senior Vice President of Operations and R&D. Dr. Simpson intends to relinquish his role as Chairman in connection with his appointment as interim Chief Executive Officer, but will remain on the Board. The Board of Directors has also appointed current director Myrtle Potter as its lead independent director.

2005 Revenue Guidance Affirmed

The Company reaffirms its guidance for revenue for the fourth quarter 2005 in the range of $40-$42 million and for full-year 2005 in the range of $126-$128 million.

Conference Call

A conference call to discuss this announcement will be held today, Monday, December 12th, at 2 p.m. Pacific Standard Time (5 p.m. Eastern Standard Time), hosted by Dr. Simpson, Mr. Thomas and Matt Ferguson, FoxHollow’s Chief Financial Officer. To access the call, dial (888) 889-5602 or (973) 582-2734. A webcast will also be available via the Internet at www.foxhollowtech.com. A replay of the conference call will be available through December 26, 2005, via www.foxhollowtech.com or by telephone at (877) 519-4471 or (973) 341-3080, passcode 6827919.

About FoxHollow Technologies, Inc.

FoxHollow Technologies, Inc. develops and markets minimally invasive plaque excision devices for the treatment of peripheral artery disease (PAD). An estimated 12 million people in the U.S. are thought to suffer from PAD, with 2.5 million patients currently diagnosed. PAD results from plaque that accumulates in the arteries and blocks blood flow in the legs. These blockages can result in severe pain for patients and very limited physical mobility. The Company’s SilverHawk System is a minimally invasive method of removing the obstructive plaque and restoring blood flow to the legs and feet. For more information, please visit our website at www.foxhollowtech.com

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding FoxHollow’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements concerning the Company’s financial guidance for the fourth quarter of 2005 and the full year, the search for a new chief executive officer and the formation of a consulting arrangement are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause FoxHollow’s actual results to differ materially from the statements contained herein. Further information on FoxHollow’s business and financial results are detailed in its filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 1, 2005. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. FoxHollow undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Contacts:

Matt Ferguson

Chief Financial Officer

650-421-8501

Duke Rohlen

Investor Relations

650-421-8449

investorrelations@foxhollowtech.com